Hillman Reports Fourth Quarter 2023 Results; Provides 2024 Guidance
CINCINNATI, February 22, 2024 -- Hillman Solutions Corp. (Nasdaq: HLMN) (the “Company” or “Hillman”), a leading provider of hardware products and merchandising solutions, reported financial results for the thirteen and fifty-two weeks ended December 30, 2023.
Fiscal 2023 consisted of fifty-two weeks compared to fifty-three weeks during fiscal 2022 and the fourth quarter of fiscal 2023 consisted of thirteen weeks compared to fourteen weeks during fiscal 2022.

Fourth Quarter 2023 Highlights (Thirteen Weeks Ended December 30, 2023)
•Net sales decreased 0.8% to $347.8 million compared to $350.7 million in the prior year quarter; excluding the 14th week during 2022, net sales increased 3.8% from $335.0 million in 2022
•Net loss totaled $(10.1) million, or $(0.05) per diluted share, compared to net loss of $(13.9) million, or $(0.07) per diluted share, in the prior year quarter
•Adjusted Diluted EPS1 was $0.10 per diluted share compared to $0.05 per diluted share in the prior year quarter
•Adjusted EBITDA1 totaled $54.4 million compared to $45.0 million in the prior year quarter

Full Year 2023 Highlights (Fifty-Two Weeks Ended December 30, 2023)
•Net sales decreased 0.7% to $1.48 billion as compared to $1.49 billion in the prior year period; excluding the 53rd week during 2022, net sales increased 0.4% from $1.47 billion in 2022
•Net loss totaled $(9.6) million, or $(0.05) per diluted share, compared to a loss of $(16.4) million, or $(0.08) per diluted share, in the prior year period
•Adjusted Diluted EPS1 was $0.41 per diluted share compared to $0.43 per diluted share in the prior year period
•Adjusted EBITDA1 totaled $219.4 million compared to $210.2 million in the prior year period
•Net cash provided by operating activities totaled $238.0 million compared to $119.0 million in the prior year period
•Free Cash Flow1 totaled $172.3 million compared to $49.4 million in the prior year period

Balance Sheet and Liquidity at December 30, 2023
•Gross debt was $761 million, compared to $919 million at the end of 2022; net debt1 outstanding was $722 million, compared to $888 million at the end of 2022
•Liquidity available totaled approximately $285 million, consisting of $247 million of available borrowing under the revolving credit facility and $39 million of cash and equivalents
•Net debt1 to trailing twelve month Adjusted EBITDA improved to 3.3x times from 4.2x at the end of 2022

Management Commentary
“2023 was a remarkable operational year for the Hillman team," commented Doug Cahill, Chairman, President and Chief Executive Officer of Hillman. “During the year we paid down $160 million of debt and reduced our inventory by $100 million while maintaining fill rates over 94% for our customers - all while moving into our new Kansas City distribution hub. This is some of the best work I have seen a team do in my career and sets us up to be more efficient during 2024 and beyond."
"Because of our success reducing inventory and generating cash, we improved our net debt to adjusted EBITDA ratio to 3.3 times, a reduction over nearly a full turn during the year. We were also able to execute new business wins with some of our biggest customers which helped offset the macro environment.
"Subsequent to the end of the year, we acquired Koch Industries, a leading provider of rope and chain, marking our entrance into a new product category. We are thrilled to welcome Koch to the Hillman family, and our sales and service team is already off to the races seeking out opportunities to grow that segment.
"During 2024 Hillman celebrates its 60th year in business - and we expect to continue to take great care of our customers seeing Adjusted EBITDA margins expand and cash flows normalize following a record cash flow year in 2023. We are confident we can drive strong results for our shareholders during 2024 and beyond."

Full Year 2024 Guidance
Hillman has provided the following guidance based on its current view of the market and its performance expectations during the fifty-two weeks ended December 28, 2024.

Full Year 2024 Guidance
Net Sales	$1.475 to $1.555 billion
Adjusted EBITDA[1]	$230 to $240 million
Free Cash Flow[1]	$100 to $120 million

Fourth Quarter and Full Year 2023 Results Presentation
Hillman plans to host a conference call and webcast presentation today, February 22, 2024, at 8:30 a.m. Eastern Time to discuss its results and guidance. Chairman, President, and Chief Executive Officer Doug Cahill, Chief Financial Officer Rocky Kraft, and Chief Operating Officer Jon Michael Adinolfi will host the results presentation.
Date: February 22, 2024
Time: 8:30 am Eastern Time
Listen-only Webcast: https://edge.media-server.com/mmc/p/m89p3d4r/
A webcast replay will be available approximately one hour after the conclusion of the call using the Audio-Only Webcast link above.
Hillman’s earnings release, results presentation, and 10-K are expected to be filed with the SEC and posted to its website, https://ir.hillmangroup.com, before the webcast presentation begins.

1.Adjusted EBITDA, Adjusted Diluted EPS, Net Debt, and Free Cash Flow are non-GAAP financial measures. Refer to the "Reconciliation of Adjusted EBITDA”, "Reconciliation of Adjusted Earnings per Share", "Reconciliation of Net Debt" and "Reconciliation of Free Cash Flow" sections of this press release for additional information as well as reconciliations between the company’s GAAP and non-GAAP financial results.

About Hillman Solutions Corp.
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman Solutions Corp. (“Hillman”) and its subsidiaries are leading North American providers of complete hardware solutions, delivered with outstanding customer service to over 46,000 locations. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & industrial customers. Leveraging its leading distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency. For more information on Hillman, visit www.hillmangroup.com.
Forward Looking Statements
You should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," “target”, “goal”, "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) unfavorable economic conditions that may affect operations, financial condition and cash flows including spending on home renovation or construction projects, inflation, recessions, instability in the financial markets or credit markets; (2) increased supply chain costs, including raw materials, sourcing, transportation and energy; (3) the highly competitive nature of the markets that we serve; (4) the ability to continue to innovate with new products and services; (5) direct and indirect costs associated with the May 2023 ransomware attack, and our receipt of expected insurance receivables associated with that cyber security incident; (6)

seasonality; (7) large customer concentration; (8) the ability to recruit and retain qualified employees; (9) the outcome of any legal proceedings that may be instituted against the Company; (10) adverse changes in currency exchange rates; or (11) regulatory changes and potential legislation that could adversely impact financial results.. The foregoing list of factors is not exclusive, and readers should also refer to those risks that are included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 30, 2023. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward looking statements.
Except as required by applicable law, the Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this communication to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Contact:
Michael Koehler
Vice President of Investor Relations & Treasury
513-826-5495
IR@hillmangroup.com

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Statement of Net Income, GAAP Basis
(dollars in thousands)
Unaudited

	Thirteen Weeks Ended December 30, 2023	Fourteen Weeks Ended December 31, 2022	Fifty-two Weeks Ended December 30, 2023	Fifty-three Weeks Ended December 31, 2022
Net sales	$347,808	$350,663	$1,476,477	$1,486,328
Cost of sales (exclusive of depreciation and amortization shown separately below)	185,304	198,330	828,956	846,551
Selling, warehouse, general and administrative expenses	116,234	114,980	452,110	480,993
Depreciation	14,392	16,077	59,331	57,815
Amortization	15,576	15,551	62,309	62,195
Other expense (income), net	12,002	2,005	12,843	(1,119)
Income from operations	4,300	3,720	60,928	39,893
Interest expense, net	15,430	15,703	68,310	54,560
Loss before income taxes	(11,130)	(11,983)	(7,382)	(14,667)
Income tax (benefit) expense	(1,071)	1,916	2,207	1,769
Net loss	$(10,059)	$(13,899)	$(9,589)	$(16,436)

Basic and dilutive loss per share	$(0.05)	$(0.07)	$(0.05)	$(0.08)
Weighted average basic and dilutive shares outstanding	194,903	194,468	194,722	194,249

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	December 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$38,553	$31,081
Accounts receivable, net of allowances of $2,770 ($2,405 - 2021)	103,482	86,985
Inventories, net	382,710	489,326
Other current assets	23,235	24,227
Total current assets	547,980	631,619
Property and equipment, net of accumulated depreciation of $333,875 ($333,452 - 2021)	200,553	190,258
Goodwill	825,042	823,812
Other intangibles, net of accumulated amortization of $470,791 ($414,275 - 2021)	655,293	734,460
Operating lease right of use assets	87,479	66,955
Other assets	14,754	23,586
Total assets	$2,331,101	$2,470,690
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$140,290	$131,751
Current portion of debt and finance lease liabilities	9,952	10,570
Current portion of operating lease liabilities	14,407	12,285
Accrued expenses:
Salaries and wages	22,548	15,709
Pricing allowances	8,145	9,246
Income and other taxes	6,469	5,300
Interest	343	697
Other accrued liabilities	20,966	29,854
Total current liabilities	223,120	215,412
Long-term debt	731,708	884,636
Deferred tax liabilities	131,552	140,091
Operating lease liabilities	79,994	61,356
Other non-current liabilities	10,198	12,456
Total liabilities	$1,176,572	$1,313,951
Commitments and contingencies
Stockholders' equity:
Common stock, 0.0001 par, 500,000,000 shares authorized, 194,913,124 issued and outstanding at December 30, 2023 and 194,548,411 issued and outstanding at December 31, 2022	20	20
Additional paid-in capital	1,418,535	1,404,360
Accumulated deficit	(236,206)	(226,617)
Accumulated other comprehensive loss	(27,820)	(21,024)
Total stockholders' equity	1,154,529	1,156,739
Total liabilities and stockholders' equity	$2,331,101	$2,470,690

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Statement of Cash Flows
(dollars in thousands)
Unaudited

	Fifty-two Weeks Ended December 30, 2023	Fifty-three Weeks Ended December 31, 2022
Cash flows from operating activities:
Net loss	$(9,589)	$(16,436)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	121,640	120,010
Gain on dispositions of property and equipment	(34)	(26)
Impairment of long lived assets	24,600	—
Deferred income taxes	(8,693)	(873)
Deferred financing and original issue discount amortization	5,323	3,582
Stock-based compensation expense	12,004	13,524
Change in fair value of contingent consideration	(4,936)	(1,128)
Changes in operating items:
Accounts receivable, net	(15,898)	19,889
Inventories, net	103,660	38,813
Other assets	3,068	566
Accounts payable	8,029	(53,760)
Other accrued liabilities	(1,139)	(5,150)
Net cash provided by operating activities	238,035	119,011
Cash flows from investing activities:
Acquisition of business, net of cash received	(1,700)	(2,500)
Capital expenditures	(65,769)	(69,589)
Other investing activities	(383)	(733)
Net cash used for investing activities	(67,852)	(72,822)
Cash flows from financing activities:
Repayments of senior term loans	(88,510)	(10,638)
Borrowings of revolving credit loans	178,000	244,000
Repayments of revolving credit loans	(250,000)	(265,000)
Principal payments under finance lease obligations	(2,410)	(1,470)
Proceeds from exercise of stock options	2,167	2,609
Payments of contingent consideration	(1,232)	—
Other financing activities	9	1,777
Net cash used for financing activities	(161,976)	(28,722)
Effect of exchange rate changes on cash	(735)	(991)
Net increase in cash and cash equivalents	7,472	16,476
Cash and cash equivalents at beginning of period	31,081	14,605
Cash and cash equivalents at end of period	$38,553	$31,081

HILLMAN SOLUTIONS CORP.
Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures such as consolidated adjusted EBITDA and Adjusted Diluted Earnings per Share (EPS) exclude from the relevant GAAP metrics items that neither relate to the ordinary course of the Company’s business, nor reflect the Company’s underlying business performance.
Reconciliation of Adjusted EBITDA (Unaudited)
(dollars in thousands)

Adjusted EBITDA is a non-GAAP financial measure and is the primary basis used to measure the operational strength and performance of our businesses, as well as to assist in the evaluation of underlying trends in our businesses. This measure eliminates the significant level of noncash depreciation and amortization expense that results from the capital-intensive nature of our businesses and from intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, as our management excludes these results when evaluating our operating performance. Our management and Board of Directors use this financial measure to evaluate our consolidated operating performance and the operating performance of our operating segments and to allocate resources and capital to our operating segments. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

	Thirteen Weeks Ended December 30, 2023	Fourteen Weeks Ended December 31, 2022	Fifty-two Weeks Ended December 30, 2023	Fifty-three Weeks Ended December 31, 2022
Net loss	$(10,059)	$(13,899)	$(9,589)	$(16,436)
Income tax (benefit) expense	(1,071)	1,916	2,207	1,769
Interest expense, net	15,430	15,703	68,310	54,560
Depreciation	14,392	16,077	59,331	57,815
Amortization	15,576	15,551	62,309	62,195
EBITDA	$34,268	$35,348	$182,568	$159,903

Stock compensation expense	2,893	2,735	12,004	13,524
Restructuring and other (1)	4	1,136	3,031	2,617
Litigation expense (2)	—	3,889	339	32,856
Transaction and integration expense (3)	155	84	1,754	2,477
Change in fair value of contingent consideration	(7,550)	1,798	(4,936)	(1,128)
Impairment charges (4)	24,600	—	24,600	—
Total adjusting items	$20,102	$9,642	$36,792	$50,346
Adjusted EBITDA	$54,370	$44,990	$219,360	$210,249
(1)Restructuring and other includes consulting and other costs associated with severance related to our distribution center relocations and corporate restructuring activities. 2023 includes costs associated with the Cybersecurity Incident that occurred in May 2023.
(2)Litigation expense includes legal fees associated with our litigation with Hy-Ko Products Company LLC.
(3)Transaction and integration expense includes professional fees, non-recurring bonuses, and other costs related to acquisitions and the secondary offerings of shares in 2022 and 2023.
(4)In the fourth quarter of 2023, we recorded an impairment charge in our Hardware and Protective Solutions segment of $24.6 million, primarily related to review of certain product offerings. In the fourth quarter of 2023, we evaluated a specific product line and decided to exit certain retail locations and markets, which reduced the future cash flows from this product line and impacted the lower of cost or market valuation of inventory. As a result of this review we impaired $19.6 million of intangible assets and recorded inventory revaluation charges of $5.0 million.

Reconciliation of Adjusted Diluted EPS
(in thousands, except per share data)
Unaudited

We define Adjusted Diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that Adjusted Diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. The following is a reconciliation of reported diluted EPS from continuing operations to Adjusted Diluted EPS from continuing operations:

	Thirteen Weeks Ended December 30, 2023	Fourteen Weeks Ended December 31, 2022	Fifty-two Weeks Ended December 30, 2023	Fifty-three Weeks Ended December 31, 2022
Reconciliation to Adjusted Net Income
Net loss	$(10,059)	$(13,899)	$(9,589)	$(16,436)
Remove adjusting items (1)	20,102	9,642	36,792	50,346
Remove amortization expense	15,576	15,551	62,309	62,195
Remove tax benefit on adjusting items and amortization expense (3)	(5,145)	(2,272)	(10,052)	(12,991)
Adjusted Net Income	$20,474	$9,022	$79,460	$83,114

Reconciliation to Adjusted Diluted Earnings per Share
Diluted Earnings per Share	$(0.05)	$(0.07)	$(0.05)	$(0.08)
Remove adjusting items (1)	0.10	0.05	0.19	0.26
Remove amortization expense	0.08	0.08	0.32	0.32
Remove tax benefit on adjusting items and amortization expense (2)	(0.03)	(0.01)	(0.05)	(0.07)
Adjusted Diluted Earnings per Share	$0.10	$0.05	$0.41	$0.43

Reconciliation to Adjusted Diluted Shares Outstanding
Diluted Shares, as reported	194,903	194,468	194,722	194,249
Non-GAAP dilution adjustments
Dilutive effect of stock options and awards	1,034	382	1,136	1,190
Adjusted Diluted Shares	195,937	194,850	195,858	195,440
Note: Adjusted EPS may not add due to rounding.
(1)Please refer to "Reconciliation of Adjusted EBITDA" table above for additional information on adjusting items. See "Per share impact of Adjusting Items" table below for the per share impact of each adjustment.
(2)We have calculated the income tax effect of the non-GAAP adjustments shown above at the applicable statutory rate of 25.1% for the U.S. and 26.2% for Canada except for the following items:
a.The tax impact of stock compensation expense was calculated using the statutory rate of 25.1%, excluding certain awards that are non-deductible.
b.The tax impact of acquisition and integration expense included in "Other" was calculated using the statutory rate of 25.1%, excluding certain charges that were non-deductible.
c.Amortization expense for financial accounting purposes was offset by the tax benefit of deductible amortization expense using the statutory rate of 25.1%.

Per Share Impact of Adjusting Items

	Thirteen Weeks Ended December 30, 2023	Fourteen Weeks Ended December 31, 2022	Fifty-two Ended December 30, 2023	Fifty-three Weeks Ended December 31, 2022
Stock compensation expense	$0.01	$0.01	$0.06	$0.07
Restructuring and other	—	0.01	0.02	0.01
Litigation expense	—	0.02	—	0.17
Acquisition and integration expense	—	—	0.01	0.01
Change in fair value of contingent consideration	(0.04)	0.01	(0.03)	(0.01)
Impairment charges	0.13	—	0.13	—
Total adjusting items	$0.10	$0.05	$0.19	$0.26
Note: Adjusting items may not add due to rounding.

Reconciliation of Net Debt
We define Net Debt as reported gross debt less cash on hand. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company believes that Net Debt provides further insight and comparability into liquidity and capital structure. The following is the calculation of Net Debt:

	December 30, 2023	December 31, 2022
Revolving loans	$—	$72,000
Senior term loan, due 2028	751,852	840,363
Finance leases and other obligations	9,097	6,406
Gross debt	$760,949	$918,769
Less cash	38,553	31,081
Net debt	$722,396	$887,688
Reconciliation of Free Cash Flow
We calculate free cash flow as cash flows from operating activities less capital expenditures. Free cash flow is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. We believe free cash flow is an important indicator of how much cash is generated by our business operations and is a measure of incremental cash available to invest in our business and meet our debt obligations.

	Fifty-two Weeks Ended December 30, 2023	Fifty-three Weeks Ended December 31, 2022
Net cash provided by operating activities	$238,035	$119,011
Capital expenditures	(65,769)	(69,589)
Free cash flow	$172,266	$49,422
Source: Hillman Solutions Corp.
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